FAIRCHILD INTERNATIONAL CORPORATION
Suite 600, 595 Hornby Street
Vancouver, BC V6C 1A4

June 1, 2002

DAVID STADNYK

Dear Mr. Stadnyk:

Re: Management Services

The following are the terms and conditions upon which Fairchild International Corporation (the "Corporation") is prepared to contract with you to provide the services of David Stadnyk to the Corporation. By signing this letter agreement you accept the following terms and conditions:

1. Work Duties

1.1 The services of Mr. Stadnyk will be provided to carry out such duties and responsibilities as the board of directors may from time to time determine.

2. Term of Employment and Consideration

2.1 The contract shall be for a seven month period, starting June 1, 2002 and ending December 31, 2002.

2.2 Subject to the other terms and conditions of this Agreement, the Corporation agrees to pay consideration of US$6,000 per month for the services provided hereunder.

2.3 Mr. Stadnyk shall also be eligible for incentive compensation in the form of stock options in the Corporation, in accordance with the policy formulated by the Corporation from time to time. Eligibility for stock options shall be determined by the Corporation's compensation committee.

3. Expenses

3.1 In accordance with policies formulated by the Corporation from time to time, you will be reimbursed for all reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions. For all such expenses, you will be required to keep proper accounts and to furnish statements and vouchers to the Corporation within 30 days after the date the expenses are incurred.

4. Service to the Corporation

4.1 During the term of this Agreement, Mr. Stadnyk shall devote such amount of time as shall be reasonably necessary to performing the services hereunder provided that it is acknowledged that it is not intended that Mr. Stadnyk devote the whole of his working time to providing the services hereunder.

5. Confidentiality

5.1 All business and trade secrets and confidential information and knowledge which may be acquired during the terms of this Agreement related to the business and affairs of the Corporation (collectively the "Confidential Information"), will for all purposes and at all times, both during the term of this Agreement and at all times thereafter, be held by you in trust for the exclusive benefit of the Corporation. Neither during the term of this Agreement nor at any time thereafter shall such Confidential Information be disclosed to any corporation or person other than the Corporation, nor will it be used for any purposes other than those expressly authorized by the Corporation. This paragraph does not apply to any information which would be found in the public domain.

6. Termination

6.1 The following termination and resignation provisions apply to this Agreement:

(a) it may be terminated by you on 30 days' prior written notice to the Corporation; and

(b) on receipt of such notice, the Corporation may elect to pay a pro rata portion of the compensation provided for hereunder for such 30 days, in which case the Agreement will terminate immediately upon receipt of such payment.

7. Independent Contractor

7.1 In performing the services hereunder, it is acknowledged that Mr. Stadnyk is acting as an independent contractor and not as an employee of the Corporation.

8. Law of the Contract

8.1 Any dispute relating to the terms of this Agreement will be resolved pursuant to the laws of the Province of British Columbia.

If you are prepared to accept employment with the Corporation on the foregoing terms, kindly confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated and return one copy to us.

We ask you to fully consider all of the above terms and to obtain any advice you feel is necessary, including legal advice, before you execute this Agreement.

Yours very truly,

FAIRCHILD INTERNATIONAL CORPORATION

/s/ Robert Grace
Per:_________________________________
Authorized Signatory

Accepted and agreed to this 1st day of June, 2002. I have read and understand the terms and conditions set out in this Letter Agreement. I have been given full opportunity to consult legal advisors of my choosing.

/s/ David Stadnyk
___________________________________
DAVID STADNYK